Exhibit 99.2

Unaudited Pro Forma Financial Information

On August 8, 2018, an investment consortium (the “Consortium”) including Cannae Holdings, Inc. (“Cannae”), CC Capital Partners LLC, Bilcar, LLC and funds associated with Thomas H. Lee Partners, L.P. along with other investors entered into equity commitments in connection with the acquisition of The Dun & Bradstreet Corporation, a Delaware corporation ("Dun & Bradstreet" or "D&B"). Contemporaneously, Dun & Bradstreet entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among Dun & Bradstreet, Star Parent, L.P., a Delaware limited partnership ("Star Parent"), and Star Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Star Parent ("Merger Sub"), pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub would merge with and into Dun & Bradstreet (the "Merger"), with Dun & Bradstreet surviving the Merger as a wholly-owned subsidiary of Star Parent.
On January 24, 2019, Black Knight, Inc. (the "Company" or "our") entered into an Assignment and Investment Agreement (the “Agreement”) with QIA FIG Holding LLC, Cannae and Star Parent in connection with the Company’s $375.0 million investment as part of the Consortium.
On February 8, 2019, the Consortium completed the previously announced acquisition of D&B for $145.00 in cash for each share of D&B common stock then outstanding (the "D&B Acquisition"), and the Company funded a $375.0 million investment (the "D&B Investment") in Star Parent through borrowings on the Company's revolving credit facility. In connection with the closing, the Company was issued certain limited partner interests in Star Parent, representing approximately 18.1% of the outstanding common equity of Star Parent.
Star Parent was formed on August 7, 2018. Star Parent was formed for purposes of the D&B Acquisition and was the legal acquirer of D&B. There was no activity in Star Parent aside from the initial formation until the D&B Acquisition; therefore, Star Parent's 2018 financial information is not separately presented or included as an exhibit to this Current Report on Form 8-K.
The Company will account for the D&B Investment as an equity method investment, which will result in our initial investment being included in Investments in unconsolidated affiliates on our consolidated balance sheet and our share of Dun & Bradstreet's periodic earnings or losses will be included in Equity in loss of unconsolidated affiliates, outside of operating income, on our consolidated statement of earnings.
The following tables present unaudited pro forma financial information based on the historical audited consolidated financial statements of Black Knight, Inc. and its subsidiaries ("Black Knight") and D&B's historical audited consolidated financial statements as adjusted to give effect to the D&B Investment. The unaudited pro forma condensed combined balance sheet information as of December 31, 2018 gives effect to the D&B Investment as if it had occurred on December 31, 2018. The unaudited pro forma condensed combined statement of earnings information for the year ended December 31, 2018 gives effect to the D&B Investment as if it had occurred on January 1, 2018. The unaudited pro forma financial information gives effect to pro forma adjustments that are directly attributable to the acquisition, factually supportable and with respect to the pro forma combined statement of earnings, expected to have a continuing effect on the combined results.
The unaudited pro forma financial information, while helpful in illustrating the financial characteristics of Black Knight after the D&B Investment, does not necessarily reflect what Black Knight’s financial condition or results of operations would have been had the investment occurred on the dates indicated. The actual financial position and results of operations may differ significantly from the unaudited pro forma financial information reflected herein due to a variety of factors including, but not limited to, Star Parent's completion of its purchase accounting for the Merger and the valuation of certain equity instruments that were issued in connection with the D&B Acquisition. As a result, unaudited pro forma financial information is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results.
The information presented below was derived from our audited consolidated financial statements and should be read together with our audited consolidated financial statements, including the related notes thereto, included in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission on February 22, 2019. The information presented below was also derived from the audited consolidated financial statements of D&B and should be read together with D&B's audited consolidated financial statements, including the related notes thereto, included as Exhibit 99.1 to this Current Report on Form 8-K.

Black Knight, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet Information
(In millions)

	As of December 31, 2018
	Black Knight	Pro Forma Adjustments for D&B Investment		Pro Forma Black Knight
ASSETS
Current assets:
Cash and cash equivalents	$20.3	$—		$20.3
Trade receivables, net	172.3	—		172.3
Prepaid expenses and other current assets	67.3	—		67.3
Receivables from related parties	6.2	—		6.2
Total current assets	266.1	—		266.1
Property and equipment, net	177.1	—		177.1
Computer software, net	405.6	—		405.6
Other intangible assets, net	188.0	—		188.0
Goodwill	2,329.7	—		2,329.7
Investments in unconsolidated affiliates	—	378.8	a	378.8
Other non-current assets	286.9	(3.8)	b	283.1
Total assets	$3,653.4	$375.0		$4,028.4
LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable and other accrued liabilities	$67.8	$—		$67.8
Accrued compensation and benefits	65.8	—		65.8
Current portion of long-term debt	52.5	—		52.5
Deferred revenues	52.9	—		52.9
Total current liabilities	239.0	—		239.0
Deferred revenues	106.8	—		106.8
Deferred income taxes, net	220.9	—		220.9
Long-term debt, net of current portion	1,284.2	375.0	c	1,659.2
Other non-current liabilities	16.0	—		16.0
Total liabilities	1,866.9	375.0		2,241.9
Equity:
Additional paid-in capital	1,585.8	—		1,585.8
Retained earnings	381.1	—		381.1
Accumulated other comprehensive earnings	0.3	—		0.3
Treasury stock, at cost	(180.7)	—		(180.7)
Total equity	1,786.5	—		1,786.5
Total liabilities and equity	$3,653.4	$375.0		$4,028.4

Black Knight, Inc.
Unaudited Pro Forma Condensed Combined Statement of Earnings Information
(In millions, except per share data)

	For the year ended December 31, 2018
	Black Knight	Pro Forma Adjustments for D&B Investment		Pro Forma Black Knight
Revenues	$1,114.0	$—		$1,114.0
Expenses:
Operating expenses	625.4	—		625.4
Depreciation and amortization	217.0	—		217.0
Transition and integration costs	6.6	—		6.6
Total expenses	849.0	—		849.0
Operating income	265.0	—		265.0
Other income and expense:
Interest expense, net	(51.7)	(12.5)	d	(64.2)
Other expense, net	(7.1)	—		(7.1)
Total other expense, net	(58.8)	(12.5)		(71.3)
Earnings before income taxes and equity in loss of unconsolidated affiliates	206.2	(12.5)		193.7
Income tax expense (benefit)	37.7	(3.3)	e	34.4
Earnings before equity in loss of unconsolidated affiliates	168.5	(9.2)		159.3
Equity in loss of unconsolidated affiliates	—	(67.5)	f	(67.5)
Net earnings	$168.5	$(76.7)		$91.8

Earnings per share:
Net earnings per share:
Basic	$1.14	$(0.52)		$0.62
Diluted	$1.14	$(0.52)		$0.62
Weighted average shares of common stock outstanding:
Basic	147.6			147.6
Diluted	148.2			148.2

Black Knight, Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Information

(1)	Basis of Presentation
The unaudited pro forma condensed combined balance sheet information includes the historical consolidated balance sheet of Black Knight and unaudited pro forma adjustments to reflect the effect of the D&B Investment as if it had occurred on December 31, 2018. The unaudited pro forma condensed combined statement of earnings information includes the historical consolidated statement of earnings of Black Knight and unaudited pro forma adjustments to reflect the effect of the D&B Investment as if it had occurred on January 1, 2018.

(2)	Pro Forma Adjustments
This note should be read in conjunction with other notes in the unaudited pro forma condensed combined financial statements information. Adjustments included in the column under the heading “Pro Forma Adjustments for D&B Investment” represent the following:

(a)	Pro forma adjustment represents the equity method investment recorded for our D&B Investment of $375.0 million as well as a reclassification of $3.8 million related to the item discussed in (b) below.

(b)
Pro forma adjustment represents a reclassification of $3.8 million from Other non-current assets to Investments in unconsolidated affiliates to conform the presentation of another equity method investment.

(c)	Pro forma adjustment represents the borrowings on our revolving credit facility to fund the D&B Investment.

(d)
Pro forma adjustment represents the interest expense related to the $375.0 million borrowed on our revolving credit facility to fund the D&B Investment. Interest expense was calculated using an average interest rate of approximately 3.3% based on the rates in effect during 2018. An increase or decrease of 100 basis points in the applicable interest rate would cause an increase or decrease in interest expense of $3.8 million on an annual basis.

(e)	Pro forma adjustment represents the income tax benefit related to the effect of the adjustments for pro forma interest expense utilizing our statutory income tax rate of 26%.

(f)
Pro forma adjustment represents our proportionate share of Star Parent's pro forma net loss attributable to common shareholders for the year ended December 31, 2018. Star Parent's pro forma net loss was calculated by adjusting our proportionate share of D&B's historical net earnings to reflect pro forma adjustments, including the following:

•
A net increase in amortization expense related to preliminary purchase accounting adjustments made by Star Parent, partially offset by historical amortization expense related to assets revalued or written off as a result of preliminary purchase accounting adjustments;

•	An increase in interest expense related to the debt incurred by Star Parent as a result of its acquisition of D&B;

•
An increase in equity-based compensation expense resulting from the issuance of new equity awards by Star Parent, partially offset by the reversal of equity-based compensation expense in historical D&B;

•	A decrease in income tax expense related to the effect of the pro forma adjustments described above; and

•	The effect of dividends on preferred stock issued by a subsidiary of Star Parent in connection with the D&B Acquisition.

A detail of Black Knight’s proportionate share of Star Parent's pro forma net loss is as follows (in millions):

Year ended December 31, 2018
Historical net earnings attributable to D&B	$288.1
Pro forma adjustments:
Net incremental amortization expense from purchase accounting adjustments	(584.1)
Incremental interest expense on new debt	(289.2)
Incremental equity-based compensation expense	(2.6)
Income tax benefit	219.0
Total pro forma adjustments to historical net earnings attributable to D&B	(656.9)
Star Parent pro forma net loss	(368.8)
Dividends on preferred stock	(131.8)
Star Parent pro forma net loss attributable to common shareholders	(500.6)
Black Knight's ownership percentage of Star Parent	18.1%
Black Knight's proportionate share of Star Parent pro forma net loss attributable to common shareholders	(90.6)
Income tax benefit related to Black Knight's proportionate share of Star Parent pro forma net loss attributable to common shareholders	23.1
Black Knight's proportionate share of Star Parent pro forma net loss attributable to common shareholders, net of tax	$(67.5)